Exhibit 99.1

FOR IMMEDIATE RELEASE

Concurrent Elects Krish Panu to Board of Directors

ATLANTA, GA – 13 November 2008 - Concurrent (Nasdaq: CCUR), a worldwide leader in real-time Linux-based computing technologies, today announced that Krish Panu has been elected to the board of directors, to be seated as an immediate addition as the board expands from five directors to six. He is currently managing partner with The Galleon Group, one of Concurrent’s largest shareholders.

“Mr. Panu’s extensive experience in building successful technology companies combined with his knowledge of the investment community is a tremendous asset,” stated Dan Mondor, Concurrent president and CEO.

Mr. Panu’s professional career includes twenty-four years in technology, where he has built successful businesses which have experienced explosive revenue growth and global expansion while creating multi-billion dollar markets.  Prior to joining The Galleon Group, Mr. Panu was chairman, CEO and president of @Road, Inc., a worldwide leader in mobile resource management solutions.  Under his leadership, @Road became one of the first profitable “software as a service” companies (SaaS), developing a broad customer base and acquiring and integrating several companies.  In February 2007, Mr. Panu successfully negotiated and completed a merger between @Road and Trimble Navigation Ltd. for almost half a billion dollars.

Prior to @Road, Mr. Panu served as vice president and general manager of the Logic Products division of semiconductor manufacturer Atmel Corporation, where he directed the engineering, manufacturing, software development and marketing groups.  His management of many of Atmel’s strategic and operational initiatives strongly contributed to the $1 billion revenue growth the company saw during his seven-year tenure.  Previous to Atmel, Mr. Panu held executive sales and marketing roles at Catalyst Semiconductor, Datapoint Corporation and Xicor.

Mr. Panu served on the board of directors of PeopleSupport, Inc (NASDAQ: PSPT) until its acquisition by Aegis in October, and currently serves on the board of Liquid Computing, Inc. (privately held). In addition, he serves as president of Panu Foundation, a nonprofit corporation which provides grants to educational institutions and supports healthcare research and other charitable activities around the world.

“Mr. Panu has developed a broad network of relationships in venture capital, investment banking and entrepreneur communities,” said Steve Nussrallah, Concurrent’s chairman of the board. “His extensive experience as a ‘Silicon Valley’ business leader and the success he has achieved in the investment community make him an excellent addition to the board of directors.”

Mr. Panu holds a B.S. in electrical engineering, an M.S. in computer engineering and an M.B.A. from Wayne State University in Michigan.

About Concurrent
Concurrent (Nasdaq: CCUR) is a leading provider of real-time Linux-based computing technologies for commercial and government markets.  Industries served include cable and telecommunications providers, defense and aerospace contractors, automotive manufacturers and financial institutions.  For over 40 years, Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent's on-demand products are utilized by major service providers in the cable and IPTV industries to deliver, monitor and measure video-on-demand (VOD) and other interactive television applications, and support over 32 million digital subscribers worldwide. Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com

For more information, contact:

Concurrent Media Relations
Rebecca Biggs
Cohn and Wolfe
404.242.8763
rebecca.biggs@cohnwolfe.com

Concurrent Investor Relations
Kirk Somers
678.258.4000
investor.relations@ccur.com

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Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on 27 August 2008, and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

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